EXHIBIT 12

                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                           Nine Months Ended
                                                             September 30,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------

Income before income taxes and preferred dividends        $205,398   $163,331
Add fixed charges:
 Interest expense                                          347,794    304,647
 One-third rentals                                           2,786      2,052
                                                          --------   --------
   Total combined fixed charges                            350,580    306,699
                                                          --------   --------
Income as adjusted                                        $555,978   $470,030
                                                          --------   --------
Ratio of income to fixed charges                              1.59       1.53
                                                          ========   ========

Preferred stock dividends on a pre-tax basis              $  4,744   $  5,095
Total combined fixed charges and preferred
  stock dividends                                         $355,324   $311,794
                                                          --------   --------
Ratio of income to combined fixed charges and
preferred stock dividends                                     1.56       1.51
                                                          ========   ========